Exhibit (b)(ii)


                         Flag Investors Portfolios Trust

                         (formerly: Deutsche Portfolios)

                                  Amendment #1
                                 to the By-Laws

                          (effective February 12, 2001)



Add the following section to ARTICLE II - Meetings of Trustees:

                  Section 2.3 Meeting by Conference Telephone. Trustees serving as members of any committee may participate in a committee meeting by means of a conference telephone or similar communications equipment if all persons participating in the meeting can hear each other at the same time.